Explanation of Responses

(1) On November 2, 2009, in connection with the initial public offering of the Issuer and pursuant to the Underwriting Agreement, dated October 27, 2009, entered into by the Issuer, the underwriters named therein and the selling shareholders named therein, the Reporting Persons sold shares of Common Stock beneficially owned by each of them to the underwriters as follows:

(i)  Jeffrey Horowitz sold 558,326 shares of Common Stock.

(ii)  Helen Horowitz sold 558,326 shares of Common Stock.

(iii)  Jeffrey Horowitz April 1996 GRAT sold 139,582 shares of Common Stock.

(iv)  Helen Horowitz April 1996 GRAT sold 139,582 shares of Common Stock.

(2) Shares of Common Stock or Series A Preferred Stock directly beneficially owned by Jeffrey Horowitz.  Helen Horowitz may have been deemed to indirectly beneficially own the shares of Common Stock and Series A Preferred Stock beneficially owned by Jeffrey Horowitz, as she may have been deemed to have an indirect pecuniary interest (as that term is defined under Rule 16a-1 of the Act) in securities owned by her husband Jeffrey Horowitz.  Helen Horowitz disclaims beneficial ownership of the shares directly owned by Jeffrey Horowitz.

(3) Shares of Common Stock or Series A Preferred Stock directly beneficially owned by Helen Horowitz.  Jeffrey Horowitz may have been deemed to indirectly beneficially own the shares of Common Stock and Series A Preferred Stock beneficially owned by Helen Horowitz, as he may have been deemed to have an indirect pecuniary interest (as that term is defined under Rule 16a-1 of the Act) in securities owned by his wife Helen Horowitz.  Jeffrey Horowitz disclaims beneficial ownership of the shares directly owned by Helen Horowitz.

(4) Shares of Common Stock or Series A Preferred Stock directly beneficially owned by Jeffrey Horowitz April 1996 GRAT.  As co-trustees of Jeffrey Horowitz April 1996 GRAT, Jeffrey Horowitz and Helen Horowitz each indirectly beneficially own the shares of Common Stock and Series A Preferred Stock directly owned by Jeffrey Horowitz April 1996 GRAT.

(5) Shares of Common Stock or Series A Preferred Stock directly beneficially owned by Helen Horowitz April 1996 GRAT.  As co-trustees of Helen Horowitz April 1996 GRAT, Jeffrey Horowitz and Helen Horowitz each indirectly beneficially own the shares of Common Stock and Series A Preferred Stock directly owned by Helen Horowitz April 1996 GRAT.

(6) In connection with the initial public offering of the Issuer, on November 2, 2009 the Issuer redeemed shares of the Series A Preferred Stock owned by the Reporting Persons for a redemption price of $1,731.19 per share as follows:

(i)  Approximately 1,593.77 shares of Series A Preferred Stock beneficially owned by Jeffrey Horowitz were redeemed for an aggregate redemption price of $2,759,116.98.

(ii)  Approximately 1,593.77 shares of Series A Preferred Stock beneficially owned by Helen Horowitz were redeemed for an aggregate redemption price of $2,759,116.98.

(iii)  Approximately 398.44 shares of Series A Preferred Stock beneficially owned by Jeffrey Horowitz April 1996 GRAT were redeemed for an aggregate redemption price of $689,779.25.

(iv)  Approximately 398.44 shares of Series A Preferred Stock beneficially owned by Helen Horowitz April 1996 GRAT were redeemed for an aggregate redemption price of $689,779.25.

(7) In connection with the initial public offering of the Issuer, on November 2, 2009 the Issuer converted the remaining shares of the Series A Preferred Stock owned by the Reporting Persons into shares of Common Stock at a conversion rate of approximately 101.83 shares of Common Stock per share of Series A Preferred Stock as follows:

(i)  Approximately 1,406.23 shares of Series A Preferred Stock beneficially owned by Jeffrey Horowitz were converted into 143,203 shares of Common Stock.

(ii)  Approximately 1,406.23 shares of Series A Preferred Stock beneficially owned by Helen Horowitz were converted into 143,203 shares of Common Stock.

(iii)  Approximately 351.56 shares of Series A Preferred Stock beneficially owned by Jeffrey Horowitz April 1996 GRAT were converted into 35,800 shares of Common Stock.

(iv)  Approximately 351.56 shares of Series A Preferred Stock beneficially owned by Helen Horowitz April 1996 GRAT were converted into 35,800 shares of Common Stock.

(8) Jeffrey Horowitz, Helen Horowitz, Jeffrey Horowitz April 1996 GRAT and Helen Horowitz April 1996 GRAT are parties to a Securityholders Agreement, dated October 27, 2009 (the “Agreement”), as amended from time to time, pursuant to which Jeffrey Horowitz, Helen Horowitz, Jeffrey Horowitz April 1996 GRAT and Helen Horowitz April 1996 GRAT have agreed to vote shares of the Issuer to elect a board of directors of the Issuer that is comprised of persons designated by the securityholders who are affiliates of IPC/Vitamin, LLC, a Delaware limited liability company (“IPC”). In addition, such designated persons must comprise a majority of the directors on the board of directors of any of the subsidiaries of the Issuer and of any committee of the board of directors of the Issuer. The agreement also provides for take-along rights, which provide that if IPC elects to consummate, or to cause the Issuer to consummate, a transaction constituting a sale of the Issuer, the other securityholders must vote for, consent to, and raise no objections to the proposed transaction, and take all other actions necessary to cause the consummation of the sale on the terms proposed by IPC. In addition, the Agreement provides for co-sale rights. In addition, in the event of sales by IPC of shares of Common Stock, securityholders may under certain circumstances elect to participate in the contemplated transfer of shares by IPC. The other parties to the Agreement include (i) IPC; (ii) FdG Capital Partners LLC, a Delaware limited liability company; (iii) Blackstone Mezzanine Partners L.P., a Delaware limited partnership, (iv) Blackstone Mezzanine Holdings, L.P., a Delaware limited partnership, (v) JP Morgan Partners Global Investors, L.P., a Delaware limited partnership; (vi) JP Morgan Partners Global Investors A, L.P., a Delaware limited partnership; (vii) JP Morgan Partners Global Investors Cayman, L.P., a Cayman limited partnership; (viii) JP Morgan Partners Global Investors Cayman II, L.P., a Cayman limited partnership; (ix) JPMP Co-Invest (BHCA), L.P., a Delaware limited partnership; (x) Antares Capital Corporation, a Delaware corporation; (xi) Thomas Tolworthy; and (xii) Richard Markee.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Agreement constitute a “group” for the purposes of Sections 13(d), 13(g) or 16 of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d), 13(g) or 16 of the Act.